Exhibit 99






UNION CARBIDE
NEWS RELEASE


CONTACT:    David N. Kernis
            (203) 794-6929


                    UNION CARBIDE COMMENTS ON 4th QUARTER

      DANBURY, Conn. Dec. 8 -- Union Carbide Corporation today reported that fourth quarter operating earnings would decline more than anticipated by the company at the time of its prior quarter earnings announcement. Although reported fourth quarter 1998 earnings are likely to meet the current median analysts' projection of $0.31 per diluted share, the quarter will be impacted substantially by a gain from the proceeds of a litigation settlement in connection with the company's UNIPOL Systems business and by several projects unfavorably affecting operating earnings.
      Union Carbide Vice President and Chief Financial Officer John K. Wulff made the assessment at a conference today of chemical security analysts in New York, noting that weak chemical markets, particularly in Asia, continued to depress operating earnings.
      He said fourth quarter earnings have also been hurt by unexpected further delays in restarting the company's Taft, La., plant after a shutdown to expand capacity and complete routine maintenance. In addition, Mr. Wulff said, sales lost in November and December during the transition to new information technology to integrate major work processes were having a greater impact on the quarter than expected. "Overall, the transition is progressing well. The nearly completed move to integrated systems should deliver major benefits to the company and our customers beginning next year," he said.
      The Carbide CFO said Carbide capital spending for 1998 would total around $800 million, some $650 million of which went for expansion and renewal that should pay off handsomely as the industry moves into the next peak. He said reduction in the drag on earnings from a number of current projects nearing completion, combined with the company's ongoing cost reduction initiatives, should enable earnings to begin recovering even before the chemical business cycle turns up.
                                  - MORE -
1998
P3-01-022


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       Cautionary Statement for Purposes of the "Safe Harbor" Provisions
               Of the Private Securities Litigation Act of 1995


      Those statements in the preceding pages that do not reflect historical information are forward looking statements. Naturally, results can always differ materially from those that are anticipated. In addition to all specific assumptions cited, important factors affecting Union Carbide that could cause results to differ materially from those the corporation is looking forward to include: the supply/demand balance for the corporation's products, customer inventory levels, competitive pricing pressures, feedstock costs, changes in industry production capacities and operating rates, currency exchange rates, interest rates, global economic conditions, particularly in Asia, disruption in railroad and other transportation facilities, competitive technology positions, and failure by the corporation to achieve technology objectives, cost reduction targets, or complete projects on schedule.
                                    - END -
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